Exhibit 99.1

Nurix Therapeutics Reports First Quarter Fiscal 2021 Financial Results and Provides a Corporate Update

On track to initiate Phase 1 trials for four wholly owned drug candidates in 2021

Expanded Sanofi collaboration resulting in option exercise payment of $22 million

Strong financial position after successful $150 million follow-on offering in March 2021

San Francisco, CA, April 13, 2021 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a biopharmaceutical company developing targeted protein modulation drugs, today reported financial results for the first quarter ended February 28, 2021 and provided a corporate update.

“We began 2021 with the initiation of our first clinical trial to evaluate NX-2127, an orally available degrader of Bruton’s tyrosine kinase with immunomodulatory drug activity in patients with relapsed or refractory B-cell malignancies,” said Dr. Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We are on track to initiate Phase 1 trials for three more proprietary drug candidates in 2021 for patients with hematologic malignancies and solid tumors.”

Recent Business Highlights

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Expanded Strategic Collaboration with Sanofi (S.A. Sanofi): On January 7, 2021, Nurix announced the expansion of its global strategic collaboration with Sanofi to discover, develop and commercialize a pipeline of innovative targeted protein degradation drugs for patients with challenging diseases in multiple therapeutic areas. Sanofi has exercised its option to expand the number of targets in the collaboration agreement from three to a total of five targets. With the expansion, Nurix received a payment of $22 million, in addition to the previously received upfront payment of $55 million.

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Completed a Public Follow-on Offering: On March 9, 2021, Nurix announced the closing of its underwritten public offering of 5,175,000 shares of common stock, at a public offering price of $31.00 per share, which included 675,000 shares issued upon the exercise in full by the underwriters of their option to purchase additional shares of common stock. The net proceeds to Nurix from the offering were approximately $150 million, after deducting underwriting discounts, commissions and offering expenses.

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Presented Preclinical Data Highlighting NX-1607: Nurix presented data from its NX-1607 program at the American Association for Cancer Research 2021 annual meeting which is being held virtually over two weeks, April 10-15 and May 17-21. NX-1607, an orally bioavailable, small-molecule inhibitor of Casitas B-lineage lymphoma B (CBL-B), demonstrated significant anti-tumor efficacy in animal models of both colorectal cancer and triple negative breast cancer. Importantly, the combination of NX-1607 and an anti-PD-1 antibody substantially increased the median overall survival and the frequency of long-lasting tumor rejection in these models compared to either single agent alone. The activity of NX-1607 was shown to be dependent on CD8+ T cells and NK cells. A copy of the poster can be found on Nurix’s website (http://www.nurix.com).

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Announced Collaboration for the Discovery of Novel Drugs to Treat Pediatric Cancers: On March 16, 2021, Nurix announced that it is part of a collaboration sponsored by Alex’s Lemonade Stand Foundation (ALSF), a leading funder of pediatric cancer research, to develop a drug to potentially treat aggressive childhood cancers including neuroblastoma and medulloblastoma. Nurix will provide its extensive expertise in E3 ligases and use its proprietary DNA-encoded library to help identify small-molecule degraders of MYCN, a target previously considered undruggable. The program is one of four that are being supported by ALFS’s Crazy 8 initiative, which is designed to bring together world-class research talent to accelerate the pace of new cure discovery in childhood cancer.

Upcoming Program Highlights

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NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally available degrader of Bruton’s tyrosine kinase (BTK) with immunomodulatory drug (IMiD) activity for the treatment of relapsed or refractory B-cell malignancies. Nurix filed an IND for NX-2127 in December 2020 and received clearance by the U.S. FDA to initiate human clinical trials. Clinical sites are actively recruiting patients for our Phase 1 clinical trial of NX-2127. Additional information on the clinical trial can be accessed at ClinicalTrials.gov (NCT04830137).

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NX-1607: Nurix’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally available inhibitor of CBL-B for immuno-oncology indications. Nurix anticipates initiating a Phase 1 trial for NX-1607 in the second half of 2021 (expected timing of events here and throughout the press release are based on calendar year quarters).

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NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally available BTK degrader designed without IMiD activity for certain B-cell malignancies, autoimmune diseases and related diseases such as graft-versus-host disease. Nurix recently disclosed that NX-5948 crosses the blood brain barrier in animal models, further differentiating it from NX-2127. NX-5948 has also demonstrated potent anti-inflammatory activity in an animal model of rheumatoid arthritis. Nurix anticipates initiating a Phase 1 trial for NX-5948 in patients with hematologic malignancies in the second half of 2021.

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DeTIL-0255: Nurix’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. Nurix anticipates initiating a Phase 1 trial for DeTIL-0255 in the second half of 2021.

Fiscal First Quarter 2021 Financial Highlights

Collaboration revenue for the three months ended February 28, 2021 was $5.0 million compared to $2.9 million for the three months ended February 29, 2020. The increase was primarily due to our collaboration with Sanofi, which continued to scale up resources as compared to the prior period, resulting in higher revenue recognition due to a higher percentage of completion in the current period.

Research and development expenses for the three months ended February 28, 2021 were $23.0 million compared to $13.0 million for the three months ended February 29, 2020. The increase was primarily related to an increase of $4.6 million in compensation and related personnel costs attributable to an increase in headcount and higher non-cash stock-based compensation expense. There was also an increase of $3.5 million attributable to increases in preclinical development activities and drug discovery research and an increase of $1.1 million due to preparation for upcoming clinical activities.

General and administrative expenses for the three months ended February 28, 2021 were $6.5 million compared to $2.5 million for the three months ended February 29, 2020. The increase was primarily related to an increase of $2.4 million in compensation related expenses attributable to a higher headcount and includes $1.4 million of higher non-cash stock-based compensation expense and an increase of $1.0 million in consultant and other professional service expenses primarily related to becoming a public company.

Net loss attributed to common stockholders for the three months ended February 28, 2021 was $24.3 million, or ($0.63) per share, compared to a net loss of $12.4 million, or ($3.50) per share, for the three months ended February 29, 2020.

Cash, Cash Equivalents and Investments: As of February 28, 2021, Nurix had cash, cash equivalents and investments of $380.3 million compared to $372.0 million as of November 30, 2020. Including net proceeds of $150.1 million from the recently completed follow-on offering, Nurix has proforma cash, cash equivalents and investments of $530.4 million.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a biopharmaceutical company focused on the discovery, development, and commercialization of small molecule therapies designed to modulate cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurix.com.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding our future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; our current and prospective drug candidates; the planned timing and conduct of our clinical trial programs for our drug candidates, preclinical activities, research and development costs, current and prospective collaborations; the potential advantages of our DELigase™ platform and drug candidates; the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases; the estimated size of the market for our drug candidates; and the timing and success of our development and commercialization of our anticipated drug candidates. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, future plans and strategies, its development plans, its preclinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of the COVID-19 pandemic on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2021 and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:
Jason Kantor, Ph.D.	Elizabeth Wolffe, Ph.D.
Nurix Therapeutics, Inc.	Wheelhouse Life Science Advisors
jkantor@nurixtx.com	lwolffe@wheelhouselsa.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	February 28,	February 29,
	2021	2020
Collaboration revenue	$5,011	$2,864
Operating expenses:
Research and development	23,003	12,967
General and administrative	6,530	2,450
Total operating expenses	29,533	15,417
Loss from operations	(24,522)	(12,553)
Interest and other income, net	318	173
Loss before income taxes	(24,204)	(12,380)
Provision for income taxes	71	11
Net loss	$(24,275)	$(12,391)
Net loss per share attributable to common stockholders, basic and diluted	$(0.63)	$(3.50)
Weighted-average number of shares outstanding, basic and diluted	38,777,258	3,539,390

Nurix Therapeutics, Inc.
Condensed consolidated balance sheets
(in thousands)
(unaudited)

	February 28,	November 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$126,381	$119,356
Short-term investments	176,692	161,792
Contract assets	—	7,500
Income tax receivable	3,981	3,846
Prepaid expenses and other current assets	3,714	5,940
Total current assets	310,768	298,434
Long-term investments	77,191	90,890
Property and equipment, net	6,960	6,672
Restricted cash	170	170
Other assets	1,571	177
Total assets	$396,660	$396,343
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,388	$3,412
Accrued and other current liabilities	10,833	8,328
Deferred revenue, current	32,751	32,799
Total current liabilities	47,972	44,539
Deferred revenue, net of current portion	77,723	60,685
Other long-term liabilities	832	850
Total liabilities	126,527	106,074
Stockholders’ equity (deficit):
Common stock	39	39
Additional paid-in-capital	398,018	393,841
Accumulated other comprehensive income	49	87
Accumulated deficit	(127,973)	(103,698)
Total stockholders’ equity	270,133	290,269
Total liabilities and stockholders’ equity	$396,660	$396,343